Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-249611, 333-103219, 333-45221, 333-31002, 333-4300, 333-140715 and 333-199906 on Form S-8 of our report dated September 3, 2020 relating to the financial statements of STRATTEC SECURITY CORPORATION appearing in this Annual Report on Form 10-K for the year ended June 27, 2021.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

September 2, 2021